Exhibit 99.1

(The following text was released by Reuters).

Reuters

UPDATE - RF Micro June quarter sales likely to rise - CFO

Wednesday April 7, 4:12 pm ET

By Ben Klayman

(Adds closing stock action in last paragraph)

CHICAGO, April 7 (Reuters) - RF Micro Devices Inc.’s (NasdaqNM:RFMD - News) sales in the current quarter will likely rise amid the strong cell-phone market, the wireless chipmaker said on Wednesday, the day after its largest customer, Nokia, trimmed its financial forecast.

RF Micro, whose shares rose sharply on the news, is considered a bellwether for the wireless industry because its products appear in the cell phones of most of the world’s top manufacturers, including Finland’s Nokia (NOK1V.HE) (NYSE:NOK - News), Motorola Inc. (NYSE:MOT - News) and South Korea’s Samsung Electronics Co. Ltd. (KSE:005930.KS - News)

RF Micro Chief Financial Officer Dean Priddy said the Greensboro, North Carolina-based company expects sales in the current June quarter, its first of fiscal 2005, will likely rise from the previous quarter.

Nokia’s warning raised worries about the strength of the wireless market. The world’s largest cell phone maker cut its first-quarter outlook and said its mobile telephones had not kept pace with consumer demands, allowing rivals to take share.

“We don’t see any alarm signs that maybe some analysts are sounding,” Priddy told Reuters in a telephone interview. “In fact, we think the industry is very healthy. For us, that should translate... into some revenue growth going into the June quarter.”

Analysts were expecting RF Micro to report sales of $160.9 million in its fourth quarter and $170.1 million in the first quarter, according to Reuters Research, a unit of Reuters Group Plc.

“We’re still seeing strong demand continuing into the June quarter, strong order flow,” Priddy said. “The last several weeks, our bookings have actually begun to pick up over what the first of the quarter was.”

Deutsche Bank analyst Brian Modoff said RF Micro has some good opportunities with its Polaris transceiver product, but in the near term he prefers rivals Silicon Laboratories Inc. (NasdaqNM:SLAB - News) and Skyworks Solutions Inc. (NasdaqNM:SWKS - News)

“We think their competitors are doing better,” said Modoff, who has a “hold” rating on RF Micro and does not own shares. Deutsche Bank does not do banking with the company.

Priddy reiterated that sales in RF Micro’s fourth quarter, which will be reported on April 27, will come in at the high end of previous forecasts.

“Now that the quarter’s over, we can say with certainty that revenue came in at the high end of the guidance,” he said.

The company said in January it expected fourth-quarter sales would be in the range of $153 million to $162 million, while net earnings would be 2 cents to 4 cents a share. It said last month that sales would be at the high end of that range.

Priddy said that coming in at the high end of the sales range does not necessarily translate to the high end of the earnings range. He said gross profit margins in the fourth quarter will fall from the previous quarter’s 41.7 percent of sales due to new product roll-outs.

Demand for cell-phones based on the GSM and CDMA technologies, the world’s dominant wireless transmission standards, showed good strength in the company’s March quarter and that has continued into the current quarter, Priddy said.

In addition to business with the largest cell-phone makers, RF Micro has seen rising orders from Samsung, as well as South Korea’s LG Electronics Ltd. (KSE:066570.KS - News) and Taiwanese manufacturers like Benq Corp. (Taiwan:2352.TW - News), he said.

RF Micro’s stock rose as high as $9.18 and closed up 44 cents, or 5.3 percent, at $8.71 in heavy Wednesday trading on the Nasdaq.